Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET INCOME OF

$278 MILLION FOR THE THIRD QUARTER OF 2018

NEW YORK, November 5, 2018—Loews Corporation (NYSE:L) today reported net income for the three months ended September 30, 2018 of $278 million, or $0.88 per share, compared to $157 million, or $0.46 per share, in the prior year period. Net income for the nine months ended September 30, 2018 was $801 million, or $2.49 per share, compared to $683 million, or $2.02 per share, in the prior year period.

Net income for the three and nine months ended September 30, 2018 increased as compared to the prior year period, due to higher earnings at CNA Financial Corporation, Boardwalk Pipeline Partners, LP and Loews Hotels & Co. Lower results at Diamond Offshore Drilling, Inc. and the parent company investment portfolio partially offset the year-over-year improvement.

Book value per share increased to $60.18 at September 30, 2018 from $57.83 at December 31, 2017. Book value per share excluding accumulated other comprehensive income (AOCI) increased to $62.58 at September 30, 2018 from $57.91 at December 31, 2017.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2018	2017	2018	2017
Income before net investment gains	$267	$147	$784	$627
Net investment gains	11	10	17	56

Net income attributable to Loews Corporation	$278	$157	$801	$683

Net income per share	$0.88	$0.46	$2.49	$2.02

	September 30, 2018	December 31, 2017
Book value per share	$60.18	$57.83
Book value per share excluding AOCI	62.58	57.91

Three Months Ended September 30, 2018 Compared to 2017

CNA’s earnings increased due to improved underwriting income driven by lower net catastrophe losses for the core property & casualty business as compared to the prior year and a lower corporate tax rate from the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). These increases were partially offset by lower favorable net prior year reserve development and lower net investment income driven by decreased limited partnership returns. Earnings in 2017 were impacted by a loss of $42 million ($24 million after tax and noncontrolling interests) on the early redemption of debt.

Diamond Offshore’s results declined due to lower revenue reflecting the ongoing depressed market conditions, which impacted both rig utilization and average daily revenue. Results were also negatively impacted by a legal settlement. Earnings in 2017 were reduced by a loss of $35 million ($11 million after tax and noncontrolling interests) on the early redemption of debt.

Boardwalk Pipeline’s earnings increased as a result of the Company now owning 100% of the business as compared to 51% in the prior year period. Net income in 2018 benefited from a lower corporate tax rate booked at the Loews level due to the Tax Act. However, on a pretax basis, earnings declined because of lower net transportation revenues, resulting primarily from a contract restructuring and reduced rates on renewing contracts and higher operating expenses primarily due to an increased asset base.

Loews Hotels & Co’s earnings increased because of improved results at several owned hotels including the Loews Miami Beach Hotel, greater contributions from its joint venture properties in the Universal Orlando Resort and the lower corporate tax rate.

Income generated by the parent company investment portfolio decreased primarily due to weaker returns on equity securities and alternatives and a lower overall investment balance caused primarily by the purchase of the Boardwalk units in July 2018, partially offset by a lower corporate tax rate.

Corporate and other results were consistent with the prior year period on a pretax basis. Net income for Corporate and other in 2018 was negatively impacted by the lower corporate tax rate, which resulted in a reduced tax benefit as compared to the prior year period.

Nine Months Ended September 30, 2018 Compared to 2017

CNA’s earnings increased primarily due to the reasons discussed above partially offset by lower realized investment gains in 2018 as compared with the 2017 period.

Diamond Offshore’s earnings decreased primarily due to the reasons discussed above partially offset by a favorable adjustment in 2018 to an uncertain tax position recorded at year-end 2017 related to the Tax Act and lower drilling rig impairment charges in 2018. Earnings in 2017 were impacted by a loss of $35 million ($11 million after tax and noncontrolling interests) on the early redemption of debt.

Boardwalk Pipeline’s earnings increased primarily due to the reasons discussed above. Earnings in 2017 were impacted by a loss of $47 million ($15 million after tax and noncontrolling interests) related to the sale of a processing facility.

Loews Hotels & Co’s earnings increased primarily due to improved operating performance of Orlando joint venture properties and improved results at several owned hotels, primarily the Loews Miami Beach Hotel. The lower corporate tax rate also contributed to the year-over-year improvement.

Income generated by the parent company investment portfolio decreased due to lower performance of equity securities partially offset by improved returns on short-term investments and a lower corporate tax rate.

Corporate and other results improved before income tax due to the absence of costs related to the acquisition of Consolidated Container Company LLC in 2017. The lowering of the corporate tax rate resulted in a deterioration in Corporate and other after-tax results in 2018.

SHARE REPURCHASES

At September 30, 2018, there were 314.9 million shares of Loews common stock outstanding. For the three and nine months ended September 30, 2018, the Company repurchased 1.8 million and 17.4 million shares of its common stock at an aggregate cost of $88 million and $876 million. From October 1, 2018 to November 2, 2018, the Company repurchased an additional 1.0 million shares of its common stock at an aggregate cost of $47 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available at www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 5089717. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (888) 572-7025, or for international callers, (719) 325-2420.

A conference call to discuss the third quarter results of Diamond Offshore has been scheduled for today at 9:00 a.m. ET. A live webcast will be available at www.diamondoffshore.com. Those interested in participating in the question and answer session should dial (844) 492-6043, or for international callers, (478) 219-0839. The conference ID number is 6584488.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality and packaging industries. Our subsidiaries are: CNA Financial Corporation (NYSE: CNA), Diamond Offshore Drilling, Inc. (NYSE: DO), Boardwalk Pipeline Partners LP, Loews Hotels & Co and Consolidated Container Company LLC. Investors are encouraged to view the subsidiary virtual investor presentations found in the ‘Events & Presentations’ section of ir.loews.com for an in-depth strategic review of each company. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries

Selected Financial Information

	September 30,
	Three Months		Nine Months
(In millions)	2018	2017	2018	2017
Revenues:
CNA Financial (a) (b)	$2,622	$2,441	$7,731	$7,136
Diamond Offshore	289	368	859	1,144
Boardwalk Pipeline	279	301	901	987
Loews Hotels & Co	190	162	574	510
Investment income and other (c)	228	249	714	403

Total	$3,608	$3,521	$10,779	$10,180

Income (Loss) Before Income Tax:
CNA Financial (a) (d)	$401	$190	$1,077	$905
Diamond Offshore (d) (e) (f)	(56)	(3)	(160)	13
Boardwalk Pipeline (g)	38	69	172	210
Loews Hotels & Co	14	8	58	47
Investment income, net	5	48	61	109
Corporate & other (c)	(48)	(48)	(142)	(163)

Total	$354	$264	$1,066	$1,121

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a) (d)	$300	$130	$801	$608
Diamond Offshore (d) (e) (f)	(27)	6	(54)	25
Boardwalk Pipeline (g)	28	17	80	60
Loews Hotels & Co	11	4	41	24
Investment income, net	4	32	49	72
Corporate and other (c)	(38)	(32)	(116)	(106)

Net income attributable to Loews Corporation	$278	$157	$801	$683

(a)

Includes realized investment gains of $15 million and $16 million ($11 million and $10 million after tax and noncontrolling interests) for the three months ended September 30, 2018 and 2017. Realized investment gains were $21 million and $93 million ($17 million and $56 million after tax and noncontrolling interests) for the nine months ended September 30, 2018 and 2017.

(b)

Includes an increase of $145 million and $419 million for the three and nine months ended September 30, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018. The new standard increases revenues and expenses to reflect the gross amounts paid by consumers for CNA’s non-insurance warranty products.

(c)	Includes the financial results of Consolidated Container Company which was acquired on May 22, 2017, corporate interest expense and other unallocated corporate expenses.
(d)

Includes a loss on the early redemption of debt of $42 million ($24 million after tax and noncontrolling interests) at CNA and $35 million ($11 million after tax and noncontrolling interests) at Diamond Offshore for the three and nine months ended September 30, 2017.

(e)

Includes asset impairment charges of $27 million and $72 million ($12 million and $23 million after tax and noncontrolling interests) for the nine months ended September 30, 2018 and 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(f)

Includes a tax benefit of $43 million ($23 million after noncontrolling interests) for the nine months ended September 30, 2018 related to a favorable adjustment to an uncertain tax position recorded by Diamond Offshore at year-end 2017 related to the Tax Act.

(g)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the nine months ended September 30, 2017.

Loews Corporation and Subsidiaries

Consolidated Financial Review

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2018	2017	2018	2017
Revenues:
Insurance premiums	$1,853	$1,806	$5,453	$5,185
Net investment income	494	557	1,551	1,639
Investment gains	15	16	21	93
Other revenues and other (a) (b)	1,246	1,142	3,754	3,263

Total	3,608	3,521	10,779	10,180

Expenses:
Insurance claims and policyholders’ benefits (c)	1,312	1,480	3,978	4,053
Operating expenses and other (a) (b) (c) (d)	1,942	1,777	5,735	5,006

Total	3,254	3,257	9,713	9,059

Income before income tax	354	264	1,066	1,121
Income tax expense (e)	(65)	(52)	(149)	(240)

Net income	289	212	917	881
Amounts attributable to noncontrolling interests	(11)	(55)	(116)	(198)

Net income attributable to Loews Corporation	$278	$157	$801	$683

Net income per share attributable to Loews Corporation	$0.88	$0.46	$2.49	$2.02

Weighted average number of shares	316.81	337.79	321.73	337.73

(a)	Includes the financial results of Consolidated Container Company, which was acquired on May 22, 2017.
(b)

Includes an increase of $145 million and $419 million for the three and nine months ended September 30, 2018 due to the implementation of a new accounting standard for revenue recognition (Accounting Standard Update 2014-09) on January 1, 2018. The new standard increases revenues and expenses to reflect the gross amounts paid by consumers for CNA’s non-insurance warranty products.

(c)

Includes asset impairment charges of $27 million and $72 million ($12 million and $23 million after tax and noncontrolling interests) for the nine months ended September 30, 2018 and 2017 related to the carrying value of Diamond Offshore’s drilling rigs.

(d)	Includes a loss of $47 million ($15 million after tax and noncontrolling interests) at Boardwalk Pipeline related to the sale of a processing facility for the nine months ended September 30, 2017.
(e)

Includes a benefit of $43 million ($23 million after noncontrolling interests) for the nine months ended September 30, 2018 related to a favorable adjustment to an uncertain tax position recorded by Diamond Offshore at year-end 2017 related to the Tax Act.